United States
Securities and Exchange Commission
Washington, DC 20549

SCHEDULE 14A INFORMATION

Consent Revocation Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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PRESIDENTIAL LIFE CORPORATION
(Name of Registrant as specified in its Charter)

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January 15, 2010

Dear Stockholder,

Over the last few weeks, the Independent Committee of the Board of Directors of Presidential Life Corporation has been pleased to receive the unanimous support of the nation’s three leading independent proxy advisory firms.  RiskMetrics, Glass Lewis and PROXY Governance all recommend that you reject Mr. Herbert Kurz’s consent solicitation campaign and that you revoke consents using the GOLD Consent Revocation Card.  We ask that stockholders sign, date and return their GOLD cards today so that Mr. Kurz will end his unnecessary and costly campaign for control of Presidential Life, allowing the current board and management team to continue to implement the Company’s strategic plan.

In our meetings with the proxy advisory firms, we outlined the significant progress we have made over the last eight months since Mr. Kurz vacated the CEO position and Donald Barnes was appointed as CEO under the unanimously approved succession plan.  As you may know, we have put in place the Company’s first-ever strategic plan, appointed five new independent directors and enhanced a number of our corporate governance practices.  In addition, I was appointed as the board’s Lead Independent Director.  Our third quarter results, which we announced on November 9, show the business momentum that we are already generating.  We remain diligently focused on our three-year strategic goals, and we continue to position the Company for additional growth opportunities, while maintaining our commitment to strong corporate governance standards.

Do not allow the positive changes we have made at Presidential Life to be overturned.  The self-serving attempts of Mr. Kurz to regain the CEO position at the age of 89 would turn back the clock and return the Company to the former status quo — running the Company, as Mr. Kurz did, with no plan and poor corporate governance; endangering the Company’s financial strength rating; and willfully ignoring the recommendations made by the proxy advisory firms and the concerns of the ratings agencies.

We urge our stockholders to follow the recommendations made by all three independent proxy advisory firms and sign, date and return the enclosed GOLD card in support of Presidential Life’s current board of directors and management team.

In particular, I would highlight three significant dangers posed by Mr. Kurz’s campaign.  First, A.M. Best, the insurance sector’s leading ratings agency, has already placed the Company’s rating under review with negative implications because of the specter of Mr. Kurz potentially returning to a leadership position at the age of 89.  This is a significant threat to the Company, particularly as one of our key strategic objectives is to raise our A.M. Best rating to the “A” category in the next three years.  RiskMetrics highlighted this point in its report, stating: “We remain concerned that reappointing Mr. Kurz as CEO would only cause the ratings agencies’ concerns over the issue to resurface.”  These concerns are unfortunately all too familiar.  Moody’s, S&P and A.M. Best all expressed concern dating back to 2005 regarding Mr. Kurz’s advanced age and the lack of a succession plan.  The creation and successful implementation of the succession plan was well received by the ratings agencies and its potential reversal is clearly a threat to the Company’s financial rating.  Mr. Kurz’s ill-conceived campaign is creating uncertainty for your investment in the Company and overshadowing the good work that has been done since he stepped down as CEO only eight months ago.

Second, Mr. Kurz has shown himself to be untrustworthy through his misuse of the Kurz Family Foundation’s funds and the Company’s health plans for his family and friends.  RiskMetrics also cites the ongoing New York State Insurance Department (NYSID) investigation into Mr. Kurz as a factor in its recommendation against him.  While Mr. Kurz has tried to downplay the significance of the tax irregularities and self-dealing he is responsible for at his family’s charitable foundation, the Company takes these allegations very seriously indeed.  These tax irregularities, together with Mr. Kurz’s clear abuse of both the charitable foundation’s funds and the Company’s benefit program for his family and his friends, further demonstrate his failure to adhere to the highest standards of integrity, which are demanded of a director of a public company in a regulated industry and which you and all Presidential Life stockholders deserve.

Mr. Kurz’s improper handling of the charitable foundation’s funds, and irregularities in the foundation’s tax reporting, are not, as he suggests, wholly unrelated to your Company.  By transferring a large block of shares to the foundation, Mr. Kurz made the Kurz Family Foundation the largest single shareholder of the Company.  In doing so, Mr. Kurz made his own trustworthiness (as the person responsible for the day-to-day affairs of the foundation), including the propriety of his handling of the foundation’s funds, an issue for the Insurance Department, as well as the tax authorities.  His trustworthiness should be just as much a concern to you, as a shareholder in Presidential Life.

Would you entrust management of the Company in which you invested – Presidential Life – to a man who used the funds of its largest shareholder – a charitable foundation – like a personal piggy bank?

Finally, as all the proxy advisory firms have noted, over the course of Mr. Kurz’s campaign against Presidential Life, he has utterly failed to present a viable strategic plan for the business.  It is clear to those of us that know Mr. Kurz that his ONLY plan is to re-install himself as CEO of the Company.  His announcement just last week that he would seek to explore strategic alternatives, which came several weeks after he had presented his “plan” to the proxy advisory firms, seems to be a desperate, last-ditch attempt to regain control, and it offers nothing new to Presidential Life.  Your Board of Directors is keenly aware of its fiduciary duties and is focused on maximizing stockholder value.  We evaluate the Company’s strategic options as a matter of routine and on an ongoing basis.  Mr. Kurz is simply proposing something that we already do.

Protect Your Investment -- Vote your GOLD card today and stop the self-serving attempts of Mr. Kurz to turn back the clock.

Given the recommendations from the three proxy advisory firms in our favor, and the emptiness of Mr. Kurz’s recent proposal, I recently sent him a letter, on behalf of the Independent Committee, asking him to be realistic and to cease this needless and costly campaign.  A copy of the letter is attached below for your review.

We urge you not to allow Mr. Kurz’s frustration at no longer being in charge to jeopardize the value of your investment.  Please sign, date and return the GOLD Consent Revocation Card today.  Please do not return any White consent card you may receive from Mr. Kurz.

Thank you for your support,

William M. Trust, Jr.
Lead Independent Director

YOUR SUPPORT IS IMPORTANT!

Please sign, date and return your GOLD Consent Revocation Card today.

Remember, we urge you NOT to return any White consent card
you may receive from Mr. Kurz, the former CEO.

If you have any questions about how to execute your GOLD
Consent Revocation Card,
Please call the firm assisting us with the solicitation:

INNISFREE M&A INCORPORATED
Toll-Free at 888-750-5834

The letter below was sent to Mr. Herbert Kurz from Mr. William M. Trust, Jr., Lead Independent Director of Presidential Life.

Dear Herb,

We have been both surprised and dismayed by your attempts over the past three months to unseat Donald Barnes, your appointed successor and colleague for 15 years, from his position as CEO of Presidential Life, and to replace the full board of directors with your handpicked nominees.  During the last few years of your tenure as CEO of the Company, you continually expressed your unconditional support for Don and other senior managers, both in public and private; you joined the Board in unanimously approving his succession to CEO upon your retirement; and alongside the full Board, you authorized the three-year strategic plan, which is now being successfully implemented.

In our opposition to your campaign, we have vehemently disagreed with the claims made in your consent solicitation and, in accordance with our fiduciary duty to all stockholders, have vigorously represented the track record of Presidential Life’s management team, outlined our strategic plan for delivering growth to all stockholders, and addressed issues that we believe are material to our stockholders in choosing their Company’s leadership.  While we respect what you have accomplished since you founded the Company 45 years ago, we are confident that we have the right team and the right plan to move the business forward and build on the legacy of your stewardship.

As you are well aware, during the final few years of your tenure as CEO, the independent ratings agencies that follow the Company expressed their concerns over the question of management succession.  As such, your voluntary resignation as CEO and the appointment of Don Barnes as your chosen successor was positively received.  Now, your attempts to regain control of the Company, at the age of 89, via this consent solicitation campaign threaten not only to undo the progress and momentum achieved since you stepped down, but have forced a leading ratings agency, A.M. Best, to place the Company under review with negative implications.  We urge you now to cease your needless and costly campaign immediately and to allow the current Board of Directors and management team to focus on the future of the business, namely, delivering the best products to our policyholders, while growing value for all our stockholders.

On Friday, RiskMetrics, a leading independent proxy advisory firm, became the third such agency to recommend that stockholders reject your consent solicitation. We had hoped that this important recommendation would mark an end to your ill-advised campaign so that the Company’s management could dedicate all its time, energy and resources to the business you worked for so many years to build.  However, now that your “plan” has been rejected by all three independent proxy advisory firms, you have put forth a completely new approach—you say now that you are going to “seek strategic alternatives.”

We believe this latest announcement smacks of desperation on your part and is a marked departure from your prior statements about the strategic direction of the Company. You are also suggesting something that we already do.  As you well know, we have a strong, independent Board of Directors, whose members are keenly aware of their fiduciary duties and evaluate the Company’s strategic options as a matter of routine and on an ongoing basis.

The emptiness of your new proposal underscores the fact that you have no plan, other than to reinstate yourself as CEO of the Company.  For the sake of all stockholders, including yourself, we believe it is time for you to take a realistic view, and recognize that your efforts to obtain control of the company through this process should end.

With regards,

William M. Trust, Jr.

Lead Independent Director on behalf of the Board

Copies of this letter have also been sent to:
Donna L. Brazile
William J. Flynn
John F. X. Mannion
Donald Shaffer
Douglas B. Sosnik
Daniel M. Theriault
Jerry Warshaw
Cliff L. Wood